NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD'S SEPTEMBER U.S. SALES INCREASED 5 PERCENT AS
CAR SALES CLIMBED 26 PERCENT AND FULL-SIZE TRUCKS
STABILIZED

•  Ford's September U.S. sales totaled 238,848, up 5 percent compared with a year ago.
•  Car sales totaled 92,111, up 26 percent as demand for Ford Fusion, Mercury Milan, and Lincoln MKZ and Mustang remain strong.
•  Truck sales totaled 146,737, down 5 percent, but F-Series, Explorer and Expedition post higher sales, reversing recent trends.

DEARBORN, Mich., Oct. 3 - Ford Motor Company's dealers delivered 238,848 vehicles to U.S. customers in September, up 5 percent compared with a year ago. Car sales were up 26 percent as demand for the company's new mid-size cars (Ford Fusion, Mercury Milan, and Lincoln MKZ) and the legendary Ford Mustang remained strong. Truck sales were down 5 percent, but full-size pickup trucks and SUVs showed signs of stabilizing as the Ford F-Series, Explorer, and Expedition all posted higher sales compared with a year ago.

"We're pleased by the continued strong demand for our cars and the solid performance posted by the F-Series truck and Explorer and Expedition SUVs," said Al Giombetti, president, Ford and Lincoln Mercury sales and marketing. "The all-new Expedition and Navigator are on their way to dealers and production of the Ford Edge and Lincoln MKX crossover utilities starts soon."

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The Fusion, Milan, and MKZ had a strong month in September despite limited availability resulting from the 2007 model changeover and a record sales month in August. Combined sales for the company's new mid-size sedans totaled 16,208. The 2007 models feature standard side air bags and available all-wheel drive. The Lincoln MKZ is equipped with a new 3.5 liter V-6 engine.

Mustang posted its highest September sales in two decades as sales climbed 31 percent. Total sales of 14,341 included nearly 800 Shelby GT 500s.

Although truck sales were down 5 percent for the month, the company's full-size trucks and SUVs reversed recent sales trends. Ford's F-Series, America's best-selling truck, was up 2 percent and posted its third highest sales month of the year (70,822). The next generation Super Duty F-Series was unveiled at the State Fair of Texas on September 27 and will be in production early next year.

Ford's Explorer and Expedition also posted higher sales in September. Explorer sales were up 22 percent and Expedition sales rose 8 percent. Mercury's Mountaineer and Mariner also were higher than a year ago.

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